OMB APPROVAL
                             OMB Number: 3235-0287     Expires: January 31, 2005
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                 FORM 4

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[ ]  CHECK BOX IF NO LONGER SUBJECT TO
     SECTION 16. FORM 4 OR FORM 5
     OBLIGATIONS MAY CONTINUE. SEE
     INSTRUCTION 1(B).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


            FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(A) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(F) OF THE INVESTMENT COMPANY ACT OF 1940

-----------------------------------------------------------------------------------------------------------------------------------
1. NAME AND ADDRESS OF REPORTING |2.   ISSUER NAME AND TICKER OR TRADING          |6. RELATIONSHIP OF REPORTING PERSON
   PERSON*                       |     SYMBOL                                     |   TO ISSUER
                                 |                                                |
   SEGAL  DORI                   |     EQUITY ONE, INC. NYSE:EQY                  |   (CHECK ALL APPLICABLE)
                                 |                                                |
                                 |                                                |   [X] DIRECTOR       [ ] 10% OWNER
                                 |                                                |   [ ] OFFICER        [ ] OTHER
                                 |                                                |      (GIVE TITLE        (SPECIFY
                                 |                                                |       BELOW)             BELOW)
                                 |                                                |
                                 |                                                |
                                 |                                                |
---------------------------------|------------------------------------------------|-------------------------------------------------
   (LAST)    (FIRST)   (MIDDLE)  |3.   IRS OR SOCIAL      |4. STATEMENT FOR       |7.  INDIVIDUAL OR JOINT/GROUP FILING
                                 |     SECURITY NUMBER    |   MONTH/YEAR          |    (CHECK APPLICABLE LINE)
                                 |     OF REPORTING PERSON|                       |
                                 |     (VOLUNTARY)        |                       |
                                 |                        |     Jan-03            |
   1696 N.E. MIAMI GARDENS DRIVE |                        |                       |     [X] FORM FILED BY ONE REPORTING
                                 |                        |                       |         PERSON
-------------------------------- |                        |-----------------------|
           (STREET)              |                        |5. IF AMENDMENT,       |
                                 |                        |   DATE OF             |
NORTH MIAMI BEACH  FLORIDA 33179 |                        |   ORIGINAL            |     [ ] FORM FILED BY MORE THAN ONE
                                 |                        |  (MONTH/YEAR)         |         REPORTING PERSON
---------------------------------|                        |                       |
(CITY)             (STATE) (ZIP) |                        |                       |
                                 |                        |                       |
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF       |2. TRANSACTION |2A. DEEMED    |3.TRANSACTION| 4. SECURITIES    |5. AMOUNT OF   |6.OWNERSHIP    |7.NATURE OF
   SECURITY       |   DATE        | EXECUTION    |  CODE       |  ACQUIRED (A)    |   SECURITIES  |  FORM:        |  INDIRECT
   (INST. 3)      |   (MONTH/DAY/ | DATE, IF ANY |  (INSTR. 8) |  OR DISPOSED     |   BENEFICIALLY|  DIRECT (D)   |  BENEFICIAL
                  |   YEAR)       | (MONTH/DAY/  |             |  OF (D) (INSTR.  |   OWNED AT    |  OR INDIRECT) |  OWNERSHIP
                  |               |  YEAR)       |             |  3, 4, AND 5)    |   END OF      |  (I)(INSTR. 4)|  (INSTR. 4)
                  |               |              |             |                  |   MONTH)      |               |
                  |               |              |-------------|----------------- |  (INST. 3     |               |
                  |               |              |  CODE |  V  |AMOUNT|(A)OR|PRICE|   AND 4)      |               |
                  |               |              |       |     |      |OR(D)|     |               |               |
------------------|---------------|--------------|-------|-----|------|-----|-----|---------------|---------------|-----------------
COMMOM STOCK (1)  |     1/2/2003  |              |   A   |     | 2,000|  A  |13.23|    8,000      |       D       |
------------------------------------------------------------------------------------------------------------------------------------


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

FORM 4 (continued) Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. TITLE OF       |2.CONVERSION|3.TRANS-  |3A.       |4.TRANS-  |5.NUMBER OF    |6.DATE EXERCISABLE          | 7.TITLE AND AMOUNT
   DERIVATIVE     | OR EXERCISE| -ACTION  |DEEMED    |  -ACTION | DERIVATIVE    |  AND                       | UNDERLYING
   SECURITY       | PRICE OF   | DATE     |EXECUTION |  CODE    | SECURITIES    |  (MONTH/DAY/YEAR)          | SECURITIES
   (INSTR. 3)     | DERIVATIVE | (MONTH/  |DATE,     |  (INSTR. | ACQUIRED (A)  |                            | (INSTR. 3 AND 4)
                  | SECURITY   |  DAY/    |IF ANY    |     8)   | OR DISPOSED   |                            |
                  |            |  YEAR)   |(MONTH/   |          | OF (D)(INSTR. |                            |
                  |            |          | DAY/     |          | 3,4, AND 5)   |                            |
                  |            |          | YEAR)    |          |               |                            |
                  |            |          |          |-----|----|--------|----- |--------------|-------------|---------------------
                  |            |          |          |CODE |  V |  (A)   | (D)  |    DATE      | EXPIRATION  |  TITLE | AMOUNT OR
                  |            |          |          |     |    |        |      | EXERCISABLE  |    DATE     |        | NUMBER OF
                  |            |          |          |     |    |        |      |              |             |        |   SHARES
------------------|---------------------------------------------------------------------------------------------------------------




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

Explanation of Responses:

(1) The restricted stock vests in two equal annual installments beginning on December 31, 2003.




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

   See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).


                              /s/ DORI SEGAL                 January 6, 2003
                         -------------------------------     -----------------
                         **Signature of Reporting Person            Date
                                  Dori Segal

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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